INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference to the registration statement of United Heritage Corporation on Form S-8 with the Securities and Exchange Commission on November 15, 1993, September 14, 1995 and February
28, 1997, for the 1993 Stock Bonus Plan, 1995 and 1996
Stock Option Plans, respectively, of United Heritage
Corporation of our report dated April 24, 1998, on our audits of the consolidated financial statements of United Heritage Corporation as of March 31, 1998 and
1997, and for each of the three years in the period ended March 31, 1998, which report is incorporated in this Annual Report on Form 10-K/A of United Heritage
Corporation for the year ended March 31, 1998. We also consent to the reference to our firm under the caption
"Experts."



WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
June 29, 1998